News Release

Investor Relations Contact:
Jennifer Jarman
The Blueshirt Group, for InsWeb
415-217-5866
jennifer@blueshirtgroup.com

InsWeb Reports First Quarter 2011 Results; Announces Reorganization and Appointment of Rick Natsch as President and Chief Operating Officer
•	Revenues of $13.9 million, up 46% year-over-year
•	Adjusted EBITDA of $1.1 million, up 65% year-over-year
•	Adjusted EBITDA per diluted share of $0.16, up 34% year-over-year
•	Net income of $298,000, or $0.05 per diluted share
•	Cash flow from operations of $381,000, or $0.06 per diluted share

SACRAMENTO, Calif., May 2, 2011 – InsWeb Corp. (NASDAQ: INSW), a leading online insurance comparison provider, today reported financial results for the first quarter ended March 31, 2011.  In addition, the Company announced the reorganization of InsWeb and its Potrero Media subsidiary into a single entity under the InsWeb name, and the appointment of Potrero Media president Rick Natsch to the position of president and chief operating officer.  Brad Cooper, InsWeb’s senior vice president of operations, has been promoted to chief revenue officer, reporting to Mr. Natsch.  As part of the reorganization, InsWeb and the prior owners of Potrero Media have amended the stock purchase agreement to substitute a one-time payment of $2.1 million to the prior owners in exchange for their waiver of all rights to contingent payments, which totaled up to $4.5 million.  A copy of the amendment is included as an exhibit to an 8-K filed today with the Securities and Exchange Commission (SEC).

Revenues for the first quarter of 2011 were $13.9 million, an increase of approximately 46% as compared to $9.5 million in the first quarter of 2010.  Net income for the first quarter of 2011 was $298,000, or $0.05 per diluted share, which included $378,000 in non-cash stock-based compensation charges and $362,000 related to depreciation and the amortization of intangible assets, of which $319,000 is related to the amortization of intangible assets relative to the acquisition of Potrero Media.  This compares to net income of $499,000, or $0.09 per diluted share, in the first quarter of 2010, which included $118,000 in non-cash stock-based compensation charges and $40,000 related to depreciation and the amortization of intangible assets.

Adjusted EBITDA, a non-GAAP financial measure used by InsWeb’s management and defined below, was $1.1 million, or $0.16 per diluted share, in the first quarter of 2011, an increase of 65% compared to $656,000, or $0.12 per diluted share, in the first quarter of 2010.

“InsWeb reported solid first quarter results with substantial revenue growth year-over-year, partly due to the acquisition of Potrero Media.  Despite some near-term carrier disruptions during the period, we generated another quarter of strong Adjusted EBITDA results and positive cash flow, demonstrating the operating leverage of our model and our ability to withstand the typical fluctuations in our business,” stated InsWeb Chairman & CEO Hussein Enan.  “I am also pleased to report that we completed the relocation of our corporate headquarters in April and expect the relevant cost savings to begin to be reflected in our second quarter results.”

“InsWeb is benefitting from the diversification of our revenue streams and customer base with the purchase of Potrero Media.  We are excited by the opportunity to achieve additional synergies and efficiencies by merging our two operating entities into one, and believe that the addition of Rick Natsch to our executive leadership team will be a tremendous asset to the company moving forward,” concluded Mr. Enan.

InsWeb exited the first quarter of 2011 with cash and cash equivalents, short-term investments and restricted cash of $9.2 million, or $1.39 per diluted share, as compared to $8.5 million, or $1.35 per diluted share, at the end of the fourth quarter of 2010.  Cash flow from operations for the first quarter totaled $381,000 or $0.06 per diluted share.

Earnings Call Information

The InsWeb first quarter 2011 teleconference and webcast is scheduled to begin at 2:00 p.m., Pacific Time, on Monday, May 2, 2011.  To participate on the live call, analysts and investors should dial 1-877-941-1427 at least ten minutes prior to the call.  InsWeb will also offer a live and archived webcast of the conference call, accessible from the "Events & Presentations" page of InsWeb's Investor Relations website at http://investor.insweb.com/events.cfm.

Non-GAAP Financial Information
In evaluating InsWeb’s business, the Company’s management considers and uses Adjusted EBITDA as a supplemental measure of operating performance.  Adjusted EBITDA refers to a financial measure that the Company defines as net income (loss) excluding interest, taxes, depreciation, amortization, share-based compensation, and other non-recurring gains and losses that are not related to the Company’s continuing operations.  This measure is an essential component of InsWeb’s internal planning process because it facilitates period-to-period comparisons of the Company’s operating performance by eliminating potential differences in net income (loss) caused by the existence and timing of non-cash charges and non-recurring gains and losses.  Furthermore, Adjusted EBITDA reflects the key revenue and expense items for which InsWeb’s operating managers are responsible.

InsWeb Corporation
NON-GAAP FINANCIAL MEASURE AND RECONCILIATION
(In thousands)
(unaudited)
	Three months ended
	March 31,	December 31,	March 31,
	2011	2010	2010
Net income	$ 298	$ 146	$ 499
Less
Interest income	5	5	5
Add
Interest expense	26	26	-
Provision (benefit) for income taxes	-	(17)	4
Share-based compensation expense	378	337	118
Depreciation and amortization of property, equipment and intangible assets from continuing operations	362	363	40
Acquisition costs	21	152	-
Adjusted EBITDA from continuing operations	$ 1,080	$ 1,002	$ 656

Adjusted EBITDA is not a measurement of the Company’s financial performance under U.S. GAAP and has limitations as an analytical tool.  You should not consider it in isolation or as a substitute for the Company’s U.S. GAAP net income (loss).  The principal limitations of this measure are that: 1) it does not reflect the Company’s actual expenses and may thus have the effect of inflating or reducing the Company’s net income (loss) and net income (loss) per share; and 2) it may not be comparable to Adjusted EBITDA as reported by other companies.

About InsWeb
InsWeb Corporation (NASDAQ:INSW - News) owns and operates a network of leading insurance marketplace and education websites. Founded in 1995 and headquartered in Sacramento, California, InsWeb's primary properties include InsWeb.com, MedHealthInsurance.com, LocalInsuranceAgents.com, and AgentInsider.com. InsWeb has invented multiple e-commerce and online insurance distribution technologies and owns the following patents: 6,898,597; 7,107,325; 7,389,246; 7,640,176 and 7,707,505.

For further information regarding InsWeb Corporation, please review the Company’s filings with the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, and in particular Management’s Discussion and Analysis of Financial Condition and Results of Operations.
This news release contains forward-looking statements reflecting management's current forecast of certain aspects of the Company's future. It is based on current information, which we have assessed, but which by its nature is dynamic and subject to rapid and even abrupt changes. Forward-looking statements include statements expressing the intent, belief or current expectations of the Company and members of our management team regarding: projected future revenues, revenue growth, expenses, profitability and financial position; marketing and consumer acquisition;  strategic initiatives aimed at accelerating growth and profitability, including strategic acquisitions and reorganizations; increased or decreased participation by insurance companies, agents and other purchasers of consumer leads; and product and technological implementations. The Company's actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with the Company's business, which include, but are not limited to: variations in our direct marketing expenses or a reduction in the number of consumers visiting our websites; the willingness and capability of insurance companies or other insurance entities to offer their products on the Company’s website or through the Company’s licensed subsidiaries; changes in the Company's relationships with existing insurance companies or other customers, including, changes due to consolidation within the insurance industry; the effects of competition on the Company’s consumer acquisition strategies; the Company's ability to attract and integrate new insurance providers and strategic partners; implementation and consumer acceptance of new product or service offerings; the outcome of litigation in which the Company is a party; insurance and financial services industry regulation; fluctuations in operating results; or other unforeseen factors. The forward-looking statements should be considered in the context of these and other risk factors disclosed in the Company's filings with the Securities and Exchange Commission.

“INSWEB” and “AGENTINSIDER” are registered service marks of InsWeb Corporation. All marks above are those of InsWeb Corporation, except for those of insurance insurers, brokers, agents, industry organizations, financial institutions, online partners, service providers, other mentioned companies and educational institutions, which are the marks of their respective entities.

INSWEB CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
[ Amounts in thousands, except per share amounts ]
[ unaudited ]

	Three months ended
	March 31,
	2011	2010
Revenues:
Transactions	$13,828	$9,458
Other	33	42
Total revenues	13,861	9,500

Operating expenses:
Direct marketing	9,295	6,428
Sales and marketing	1,900	1,334
Technology	978	502
General and administrative	1,369	738
Total operating expenses	13,542	9,002
Income from operations	319	498
Interest income (expense), net	(21)	5
Income before income taxes	298	503
Provision for income taxes	-	4
Net income	$298	$499
Net income per share:
Basic	$0.05	$0.10
Diluted	$0.05	$0.09

Weighted average shares used in computing
net income per share:
Basic	5,523	4,824
Diluted	6,610	5,382

INSWEB CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
[Amounts in thousands]
[unaudited]
	March 31,	December 31,
	2011	2010
ASSETS

Current assets:
Cash and cash equivalents	$8,423	$6,733
Short-term investments	156	1,137
Accounts receivable, net	4,180	3,307
Restricted short-term investments	580	580
Prepaid expenses and other current assets	388	559
Related party receivables	321	319
Total current assets	14,048	12,635

Intangible assets	6,635	6,965
Goodwill	2,689	2,689
Property and equipment	154	171
Other assets	39	32
Total assets	$23,565	$22,492

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$4,747	$3,740
Accrued expenses and other current liabilities	523	428
Accrued contingent consideration	1,393	1,172
Deferred revenue	1,165	2,321
Total current liabilities	7,828	7,661

Accrued contingent consideration	1,853	2,071
Other noncurrent liabilities	80	-

Total liabilities	9,761	9,732
Stockholders' equity:
Common stock	9	9
Paid-in capital	211,499	210,753
Treasury stock	(6,334)	(6,334)
Accumulated deficit	(191,370)	(191,668)
Total stockholders' equity	13,804	12,760
Total liabilities and stockholders’ equity	$23,565	$22,492